Exhibit 5.1

[Sullivan & Cromwell letterhead]

August 29, 2025

BHP Billiton Finance (USA) Limited,

171 Collins Street,

Melbourne, Victoria 3000,

Australia.

BHP Group Limited,

171 Collins Street,

Melbourne, Victoria 3000,

Australia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate amount of debt securities (the “Securities”) of BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Company”), on Form F-3 (the “Registration Statement”), and guaranteed as to payment of principal and interest by BHP Group Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Guarantor”), pursuant to the guarantees contained in the indenture, dated as of February 28, 2023 (the “Indenture”), by and among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), and incorporated by reference as Exhibit 4.1 to the Registration Statement, relating to the Securities and noted on the forms of Securities attached thereto (the “Guarantees”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the Securities and the related Guarantees and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as applicable, and the Securities and the related Guarantees have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company and the Guarantees by the Guarantor will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Sullivan & Cromwell practices only United States law and English law in Australia.

BHP Billiton Finance (USA) Limited

BHP Group Limited

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities and related Guarantees.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit or the related Guarantee in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated or the related Guarantee into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security or related Guarantee would be required to render such judgment in the foreign currency in which the Security or Guarantee is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that the Indenture has been duly authorized, executed and delivered by each of the Company and the Guarantor insofar as the laws of the Commonwealth of Australia are concerned. With respect to all matters of Australian law, we note you have received an opinion, dated August 29, 2025, of Herbert Smith Freehills Kramer, your Australian legal advisor.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

BHP Billiton Finance (USA) Limited

BHP Group Limited

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Sullivan & Cromwell